AMENDMENT NO. 5 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

    THIS AMENDMENT NO. 5 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT, AS PREVIOUSLY AMENDED (this “Amendment No. 5”) is executed this ___ day of April 2021 by Sinclair Broadcast Group, Inc., a Maryland corporation (“SBG”) (the “SBG Execution Date”) and is intended to be effective retroactive to January 1, 2021 (the “Effective Date”) on the date it is countersigned by Barry M. Faber (“Employee”) (the “Employee Execution Date”). SBG and Employee are sometimes individually referred to in this Amendment No. 5 as a “Party” collectively as the “Parties.”
RECITALS
A.    SBG and Employee are parties to that certain Amended and Restated Employment Agreement dated November 11, 2011 (the “Original Agreement”).
B.    SBG and Employee previously entered into an Amendment No. 1 to the Original Agreement, effective as of August 28, 2015 (“Amendment No. 1”).
C.    SBG and Employee previously entered into an Amendment No. 2 to the Original Agreement, effective as of March 28, 2017 (“Amendment No. 2”).
D.    SBG and Employee previously entered into an Amendment No. 3 to the Original Agreement, effective as of April 5, 2019 (“Amendment No. 3”).
E.    SBG and Employee previously entered into an Amendment No. 4 to the Original Agreement, effective as of January 1, 2020 (“Amendment No. 4”).
F.    The Original Agreement, Amendment No. 1, Amendment No. 2, Amendment No, 3 and Amendment No. 4 are sometimes collectively referred in this Amendment No. 5 as the “Agreement.”
G.    The Parties desire to amend the Agreement pursuant to the terms and conditions of this Amendment No. 5 as of the Effective Date.
H.    As of the SBG Execution Date, SBG delivered this Amendment No. 5 to the Employee and intends and agrees that this Amendment No. 5 is binding and irrevocable on SBG through and including May 21, 2021 (the “Irrevocable Period”).
I.    Upon SBG’s receipt of this Amendment No. 5 countersigned and dated by the Employee on or before the expiration of the Irrevocable Period, this Amendment No. 5 will be in full force and effect retroactive to the Effective Date.
J.    Capitalized terms used in this Amendment No. 5 that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
NOW, THEREFOR, IN CONSIDERATION OF the mutual covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:
1.    Section 4.1, Termination Events shall be modified by adding as a termination event the date of June 25, 2021, the date of the Employee’s announced and agree upon retirement date (the “Retirement Date).

2.    Section 1.2, Full-time Employment shall be modified by adding the following sentence after the first sentence: “Notwithstanding anything to the contrary contained in this Agreement, beginning on Effective Date and continuing until the Retirement Date, SBG and the Employee agrees that the Employee may decrease his full-time employment, by working less than eight (8) hours per day and forty (40) hour per week to the extent the Employee, in the reasonable determination of SBG’s CEO and President, is able to do so without compromising the Employee’s duties and responsibilities to SBG under this Agreement.”
3.    Section 3.1, Compensation shall be modified by deleting in its entirety the Section 2 revision to Section 3.1 contained in Amendment No. 3 and replacing it with the following: “provided, Employee’s Base Salary shall be One Million Dollars ($1,000,000) during calendar year 2019, shall be One Million Thirty Thousand Dollars ($1,030,000) during calendar year 2020, and shall be an amount equal to a percentage (i.e., forty-eight and twenty-two one-hundredths percent (48.22%) calculated by dividing one hundred seventy-six (176) days by three hundred sixty-five (365) days) of an annualized Base Salary of One Million Thirty Thousand Dollars ($1,030,000) paid from January 1, 2021 through the Retirement Date (i.e., Four Hundred Ninety-Six Thousand Six Hundred Fifty-Eight Dollars ($496,658)).”
4.    Section 3.1, Compensation shall be modified by deleting any reference to a Discretionary Bonus with regard to calendar year 2021 and in lieu thereof including the following for calendar year 2021: “As long as the Employee does not quit without “Good Reason” prior to the Retirement Date and he is not fired by SBG for “Cause” prior to the Retirement Date, SBG agrees to grant the Employee Sinclair stock on and with a value on the Retirement Date of Six Hundred Thirty-Nine Thousand One Hundred Sixteen Dollars ($639,116), which shares shall be fully vested when granted.”

5.    A new Section 9.2, Retirement Consulting shall be added to the Agreement, and read as follows: “Employee agrees to be available as an independent contractor for the provision of specified consulting services (the “Services”) on behalf of SBG on a month-by-month basis for a period beginning on the day following the Retirement Date and ending on September 4, 2022 (the “Consulting Period”). SBG agrees to hire the Employee to perform the Services during the Consulting Period and to pay the Employee for the provision of such Services rendered at the rate of One Thousand Fifty Dollars ($1,050) per hour for each hour that the Services are performed during the Consulting Period and SBG (i) guarantees to pay the Employee for a minimum of twenty (20) hours per month for each month of the Consulting Period (prorated for partial months); and (ii) agrees that, should the Employee elect to continue his health insurance coverage (including family coverage) with SBG (under COBRA) after the Retirement Date, SBG shall pay for such COBRA coverage or, at the election of the Employee, shall reimburse the Employee for any cost and expense actually incurred by the Employee for such COBRA coverage during the time the Employee is rendering Services during the Consulting Period. In addition, SBG agrees to fully release the Employee from, and to fully indemnify Employee against, any and all claims, damages, liabilities, costs and expenses, including reasonable outside counsel fees, arising from Employee’s work related to the Services, except to the extent that any such claims, damages, liabilities, costs and expenses are due to employee’s intentional misconduct. SBG shall have the option to extend the Consulting Period on the same terms and conditions as above described for the Consulting Period (i.e., same hourly rate, guarantee of twenty (20) hours per month and continued provision of health insurance) for one additional year (i.e., from September 5, 2022 through September 4, 2023) (the “Extended Consulting Period”) by giving the Employee written notice of its intent to do so no later than July 1, 2022. Notwithstanding anything contained in this Agreement to the contrary, there shall not be during the Extended Consulting Period: (i) an extension of the COBRA coverage beyond eighteen (18) months from the Retirement Date (the “Applicable COBRA Period”), or (ii) any obligation by SBG to pay for any COBRA coverage or reimburse the Employee for such COBRA coverage beyond the Applicable Cobra Period; provided, during the portion of the Extended Consulting Period that extends past the Applicable Cobra Period, SBG agrees to reimburse Employee for any cost incurred by Employee to secure and maintain equivalent health insurance above and beyond the cost the Employee would have incurred as an employee were he (and his wife) covered under SBG’s health insurance plan. In addition, SBG shall pay Employee any amounts necessary to compensate Employee for any additional tax obligation incurred by Employee as a result of the obligations related to health insurance set forth in this Section 9.2 (including, without limitation, under this sentence).

6.    Employee agrees to extend Employee’s Non-Competition/Non-Hire/Non-Solicitation covenants contained in Section 5.2 of the Agreement for a period equal to Consulting Period, as such Consulting Period may be extended pursuant to this Agreement.”

7.    SBG covenants and agrees that it cannot and will not take any action that will revoke or rescind this Amendment No. 5 or revise (or attempt to revise) any provisions of this Amendment No. 5 during the Irrevocable Period.

8.    SBG represents and warrants that SBG has all necessary authority and approvals to execute, deliver and perform this Amendment No. 5 and upon execution and delivery by Employee at any time prior to the end of the Irrevocable Period, this Amendment No. 5 will be a legally binding obligation of SBG enforceable in accordance with its terms.

9.    Except as expressly modified by this Amendment No. 5, the Agreement shall continue in full force and effect.

10.    The term “this Agreement” as used in the Agreement, means the Original Agreement as amended and modified by the terms of all subsequent amendments and restatements thereof (including Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No, 4 and this Amendment No. 5) unless the context clearly indicates or dictates a contrary meaning.

11.    This Amendment No. 5 may be executed in two counterparts, both of which when taken together shall constitute one agreement.

(The Signatures of the Parties appear on the Immediately Following Page.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below intending same to be effective in all respects as of the Effective Date.

                        SINCLAIR BROADCAST GROUP, INC.

Date Executed: April 20, 2021        By:    /s/ Christopher S. Ripley
                        Name:    Christopher S. Ripley
                        Title:    Chief Executive Officer/President

Date Executed: May 21, 2021            EMPLOYEE

                        /s/ Barry M. Faber
                        Barry M. Faber
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